Exhibit (d)(16)(i)

AMENDMENT TO SUB-ADVISORY BETWEEN

TRANSAMERICA ASSET MANAGEMENT, INC. AND

CLARIVEST ASSET MANAGEMENT, LLC

THIS AMENDMENT is made as of September 18, 2020, to the Sub-Advisory Agreement dated March 31, 2019 (the “Agreement”), between Transamerica Asset Management, Inc. (the “Investment Adviser”) and ClariVest Asset Management, LLC (the “Sub-Adviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.

The Relationship Pricing discount presently a part of Schedule A will be suspended until such time a second fund is added to the Schedule A. The Relationship Pricing discount will automatically be reinstated once a second fund is added to Schedule A; and

2.

Schedule A to the Agreement is hereby deleted and replaced in its entirety with the attached revised Schedule A, and all references in the Agreement to Schedule A shall be deemed to refer to the attached Schedule A.

In all other respects, the Sub-Advisory Agreement dated March 31, 2019, as amended, is confirmed and remains in full force and effect.

TRANSAMERICA ASSET MANAGEMENT, INC.

By:	/s/ Christopher A. Staples
Name:	Christopher A. Staples
Title:	Senior Vice President

CLARIVEST ASSET MANAGEMENT, LLC

By:	/s/ Tiffany A. Ayers
Name:	Tiffany A. Ayres
Title:	Executive Vice President, General Counsel and Chief Compliance Officer

Schedule A

FUNDS	INVESTMENT SUB-ADVISORY FEE*
Transamerica International Stock	0.25% of assets up to $500 million;
0.23% of assets over $500 million up to $1 billion;
0.22% of assets over $1 billion up to $2 billion;
0.21% of assets over $2 billion up to $3 billion;
0.20% of net assets in excess of $3 billion

*	As a percentage of average daily net assets on an annual basis.

Relationship Pricing: ClariVest Asset Management LLC

Fee Type	Breakpoints
	$0 - $500M	$500M - $1.5B	$1.5B - $3B	Over $3B
Sub-Advisory Discount[1]	0.0%	5.0%	7.5%	10.0%

[1]

Sub-advisory discount will apply to all Funds and Portfolios when there are two or more funds listed in Schedule A specifically sub-advised by ClariVest Asset Management LLC that do not benefit from aggregation across like strategies.